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                                                                      EXHIBIT 11

                                 CEM CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


In thousands, except per share data


                                                                                           1997        1996       1995
                                                                                          ------      ------      -----

NET INCOME............................................................................    $1,837      $2,908      $3,179
                                                                                          ======      ======      ======

Weighted average number of shares outstanding ........................................     3,530       3,626       3,631

Number of shares purchasable upon exercise of options, reduced by the number of shares which could have been purchased with proceeds from the exercise of
    such options at average market price .............................................        20         122         104
                                                                                          ------      ------      ------

Weighted average number of shares outstanding, as adjusted............................     3,550       3,748       3,735
                                                                                          ------      ------      ------

PRIMARY EARNINGS PER SHARE ...........................................................    $  .52      $  .78      $  .85
                                                                                          ======      ======      ======




NET INCOME ...........................................................................    $1,837      $2,908      $3,179

Weighted average number of shares outstanding ........................................     3,530       3,626       3,631

Number of shares purchasable upon exercise of options, reduced by the number of shares which could have been purchased with proceeds from exercise of such
    options at the greater of period-end market price or average market price ........        20         122         115
                                                                                          ------      ------      ------

Weighted average number of shares outstanding, as adjusted............................     3,550       3,748       3,746
                                                                                          ------      ------      ------

EARNINGS PER COMMON SHARE, ASSUMING FULL DILUTION ....................................    $  .52      $  .78      $  .85
                                                                                          ======      ======      ======